UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 29549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 26, 2009
THE CATO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State of Other Jurisdiction of Incorporation)

1-31340	56-0484485

(Commission File Number)	(IRS Employer Identification No.)

8100 Denmark Road, Charlotte, North Carolina	28273-5975

(Address of Principal Executive Offices)	(Zip Code)
(704) 554-8510

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On March 26, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of The Cato Corporation (the “Company”) met and took various actions as described below with respect to the compensation of the Company’s executive officers.
The base salaries of the executive officers were established for the fiscal year ending January 30, 2010 (“Fiscal 2009”). John P. D. Cato, Chairman, President and Chief Executive Officer, will receive a base salary of $1,020,000; B. Allen Weinstein, Executive Vice President, Chief Merchandising Officer, will receive a base salary of $572,500; Howard A. Severson, Executive Vice President, Chief Real Estate and Store Development Officer, will receive a base salary of $309,000; Michael T. Greer, Executive Vice President, Director of Stores, will receive a base salary of $281,000; John R Howe, Executive Vice President, Chief Financial Officer, will receive a base salary of $231,000; and Stuart L. Uselton, Executive Vice President, Chief Administrative Officer, will receive a base salary of $237,500.
In addition, pursuant to the Company’s 2004 Incentive Compensation Plan (the “Plan”), the Committee established the performance measure and potential cash award opportunities for the executive officers for Fiscal 2009. The performance measure for a cash award is the achievement of a specified level of net income in Fiscal 2009 Awards under the Plan would be based on Fiscal 2009 base salary and can range from 0% to 150% of base salary for Mr. Cato, from 0% to 75% of base salary for Messrs. Weinstein, Severson and Greer, from 0% to 60% of base salary for Mr. Howe and from 0 to 50% of base salary for Mr. Uselton.
Pursuant to the Plan, the Committee also made non-performance based restricted stock awards to all executive officers except Mr. Cato. Grants of restricted stock will be made to the executive officers effective May 1, 2009. The awards are based on base salary for the fiscal year ended January 31, 2009 including awards of restricted stock equal to 35% of base salary for Mr. Weinstein, 30% for Mr. Howe and 25% of base salary for Messrs. Severson, Greer and Uselton. The restricted shares granted for Fiscal 2009 will vest 33% each on the third and fourth anniversary of the date of grant and 34% on the fifth anniversary of the date of grant. All restricted stock awards for Fiscal 2009 were based on a price per share of $13.86 as determined under the Company’s Restricted Stock Program guidelines.
Also, pursuant to the Plan, the Committee established the performance measures and potential restricted stock award opportunities for Mr. Cato for Fiscal 2009 and the fiscal year ending January 29, 2011 (“Fiscal 2010”). The grant of restricted stock, effective May 1, 2009, is subject to forfeiture if certain goals related to Fiscal 2009 net income are not met. All dividends declared and payable on the Fiscal 2009 restricted stock award prior to the Committee certifying the net income goal has been met are subject to forfeiture and will be held by the Company until certification occurs. If the net income goal is met, the restricted shares would vest 33% each on the third and fourth anniversary of the date of the grant and 34% on the fifth anniversary of the date of the grant. The award will be of restricted stock equal to 70% of Mr. Cato’s base salary for the fiscal year ended January 31, 2009, and at a price per share of $13.86 as determined under the Company’s Restricted Stock Program guidelines. A grant of restricted stock may be made to Mr. Cato for Fiscal 2010 at 70% of his then current base salary based on the achievement of certain goals related to net income in Fiscal 2009 using the share price determined for the Company’s 2010 restricted stock grant. If granted, the restricted shares would be effective May 1, 2010 and would vest 33% each on the third and fourth anniversary of the date of grant and 34% on the fifth anniversary of the date of grant.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CATO CORPORATION
March 31, 2009	/s/ John P. D. Cato
Date	John P. D. Cato
Chairman, President and Chief Executive Officer

March 31, 2009	/s/ John R. Howe
Date	John R. Howe
Executive Vice President Chief Financial Officer

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